Exhibit 99.1

Leslie Ferraro, President of QxH to depart Qurate Retail Group

January 7, 2022: Leslie Ferraro, President of QxH, which comprises QVC US and HSN, is leaving Qurate Retail Group; her last day with the company will be January 14, 2022.

“We thank Leslie for her leadership and contributions to our QVC US and HSN businesses and we wish her well as she shifts her focus to family and other professional and personal endeavors,” said David L. Rawlinson II, President and CEO of Qurate Retail, Inc.

Leslie joined Qurate Retail Group in 2019 and since then has led the integration of the QVC US and HSN businesses. Over the past two and half years, the teams have streamlined marketing efforts through the creation of a more integrated marketing function and enhanced its capabilities around digital experience and content development across traditional and new platforms.

David Rawlinson will directly oversee the QVC US and HSN businesses on an ongoing basis and the President role will not be backfilled at this time. Qurate Retail is committed to accelerating its leadership in the v-commerce space, through its strong base business and new and emerging platforms and formats. The structural change will allow David to engage with the core brands at a deeper level as he defines the long-term vision and strategic priorities for the company.